COMPANY:     Perma-Pipe International Holdings, Inc.
CONTACT:     David Mansfield, President and CEO

Perma-Pipe Investor Relations
(847) 929-1200
investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces Second Quarter and Year-to-Date Financial Results.

•	Net sales increased by 20% to $32.3 million for the second quarter, and by 22% to $61.2 million year to date

•	Income from operations improved by 131% to $0.6 million in the second quarter of 2018

•	Backlog of $65.1 million as of July 31, 2018 increased by 39%, or $18.4 million, since January 31, 2018

•	Entered into a commitment letter for a new $18 million credit facility

NILES, IL, September 11, 2018 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the second quarter and year -to-date ended July 31, 2018.

President and CEO David Mansfield commented, "The positive momentum we experienced in the first quarter has continued into our second quarter. For the second quarter and on a year-to-date basis our revenues improved from last year by $5.5 million and $10.9 million, respectively. Our income from operations is similarly improved by $2.7 million and $5.6 million. These results are driven primarily by increasing levels of activity and improving margins. This is particularly the case in our Middle East and North Africa Region, where year-to-date revenues have increased by more than 85% above last year’s levels".

"We have also continued to see very encouraging results from our increased strategic focus on our leak detection business and our operations in India. Both of these businesses have shown a substantial improvement over the results of the prior year", Mr. Mansfield continued.

"In addition to the improved results already achieved, we are further encouraged by the growth in our backlog. This now stands at $65.1 million, which is an increase of 39% on the position at the beginning of the year. This backlog has been achieved after an excellent quarter in which our bookings exceeded $43 million, and included some significant project awards. We continue to pursue the significant project opportunity in East Africa, but there has been little progress on this during the quarter due to client-driven delays".

"Other positive developments during the quarter are that we are making progress with our increased efforts to strengthen our organization through recruitment and the development of personnel, and we continue to see excellent results from initiatives to raise the performance and culture of our safety behaviors and awareness. Additionally, on August 31, 2018, we entered into a commitment letter with PNC Bank for a new $18 million credit facility, which we are looking to finalize prior to the expiration of the existing Credit Agreement".

"So far this year, I am very pleased with the progress we have made. We are tracking very closely to our intended plans and the current indicators are that we will continue in that direction", concluded Mr. Mansfield.

Second Quarter 2018 Results

Net sales increased 20% to $32.3 million in the second quarter of 2018, from $26.9 million during the same period in 2017. Higher revenues resulted from increased sales in Canada, the Middle East and India.

Gross profit increased to $5.9 million in the second quarter of 2018 from $3.1 million during the same period in 2017. This 93% improvement was due to increased sales volumes, and improved margins.

Selling expenses remained flat at $1.3 million in the second quarter of 2018. General and administrative expenses also remained at $3.9 million in the second quarter of 2018, unchanged from the same period in 2017.

Income from operations improved by $2.7 million or 131%, to pre-tax income of $0.6 million in the second quarter of 2018, from a pre-tax loss of $2.1 million during the same period in 2017. The positive contributing factors were increased sales and improved margins.

Net interest expense increased to $0.3 million in the second quarter of 2018, from $0.2 million in the same period in 2017, due to higher borrowings, and higher interest rates, both domestic and foreign.

Year-to-Date 2018 Results

Net sales increased 22% to $61.2 million in the six months ended July 31, 2018, from $50.4 million during the same period in 2017. Higher revenues resulted from increased sales in the Middle East and India.

Gross profit increased to $10.1 million in the six months ended July 31, 2018 from $4.8 million during the same period in 2017. This 109% improvement was due to increased volumes in the Middle East and India and improved margins.

Selling expenses decreased by 6% to $2.5 million in the six months ended July 31, 2018, from $2.6 million during the same period in 2017. General and administrative expenses decreased by 3% to $7.9 million in the six months ended July 31, 2018 from $8.1 million during the same period in 2017.

Income from operations improved by $5.6 million to a pre-tax loss of $0.3 million in the current year-to-date, from a pre-tax loss of $5.9 million in the prior-year year-to-date. The positive contributing factors were increased sales, improved margins, and reduced selling, general and administration expenses.

Net interest expense increased to $0.6 million in the six months ended 2018, from $0.3 million during the same period in 2017. This was due to higher borrowings, and higher effective interest rates, both domestic and foreign.

Percentages set forth above in this press release have been rounded to the nearest percentage point, and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.
Perma-Pipe International Holdings is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at seven locations in five countries.

Forward-Looking Statements
Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (ii) the impacts of global economic weakness and volatility; (iii) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (iv) the timing of orders for the Company’s products; (v) decreases in United States government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (vi) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (vii) fluctuations in crude oil and natural gas prices risks and uncertainties related to the Company’s international business operations; (viii) the Company’s ability to repay its debt, refinance its current expiring United States credit agreement, and renew expiring international credit facilities; (ix) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (x) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xi) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xii) reductions or cancellations of orders included in the Company’s backlog; (xiii) the Company’s ability to attract and retain senior management and key personnel; (xiv) the Company’s ability to achieve the expected benefits of its growth initiatives; (xv) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s percentage-of-completion revenue recognition; (xvi) the Company’s failure to establish and maintain effective internal control over financial reporting; and (xvii) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)
Perma-Pipe’s Form 10-Q for the period ended July 3l, 2018 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended July 31		Six Months Ended July 31,
	2018	2017	2018	2017
Net sales	$32,325	$26,852	$61,214	$50,353
Cost of sales	$26,432	$23,794	$51,096	$45,510
Gross profit	$5,893	$3,058	$10,118	$4,843

Operating expenses
General and administrative expenses	$3,924	$3,856	$7,906	$8,142
Selling expenses	1,321	1,307	2,463	2,623
Total operating expenses	$5,245	$5,163	$10,369	$10,765

Income/(loss) from operations	$648	($2,105)	($251)	($5,922)

Interest expense, net	284	157	550	314
Income/(loss) from operations before income taxes	364	(2,262)	(801)	(6,236)

Income tax expense/(benefit)	639	(564)	591	(1,049)

Net loss	(275)	(1,698)	($1,392)	($5,187)

Weighted average common shares outstanding
Basic and diluted	7,820	7,679	7,769	7,645

Loss per share
Basic and diluted	($0.04)	($0.22)	($0.18)	($0.68)
Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

(In thousands except per share data)	July 31, 2018	January 31, 2018
ASSETS	Unaudited
Current assets
Cash and cash equivalents	$5,247	$7,084
Restricted cash	1,108	1,237
Trade accounts receivable, net	29,703	32,936
Inventories, net	14,707	16,856
Prepaid expenses and other current assets	5,775	4,205
Total current assets	56,540	62,318
Property, plant and equipment, net of accumulated depreciation	31,967	34,509
Other assets
Goodwill	2,287	2,423
Other assets	5,214	5,334
Total other assets	7,501	7,757
Total assets	$96,008	$104,584
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$10,806	$14,186
Accrued compensation, incentives, and payroll taxes liabilities	2,540	2,367
Current maturities of long-term debt	10,105	8,026
Other current liabilities, including customer deposits	9,098	14,601
Total current liabilities	32,549	39,180
Long-term liabilities
Long-term debt, less current maturities	7,079	7,728
Other long-term liabilities	5,169	5,864
Total long-term liabilities	12,248	13,592
Stockholders' equity
Total stockholders' equity	51,211	51,812
Total liabilities and stockholders' equity	$96,008	$104,584